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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 17, 2000

                                 METROCALL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 Delaware                                 0-21924
                 --------                                 -------
(State or other jurisdiction of incorporation )        (Commission File Number)

             54-1215634
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(I.R.S. Employer Identification No.)

 6677 Richmond Highway, Alexandria, Virginia                 22306
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(Address of principal 22306 executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (703) 660-6677

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Item 5 - Other Events.

            EXCHANGE OF SERIES C CONVERTIBLE PREFERRED STOCK

            On March 17, 2000, Metrocall completed the previously-reported exchange of 13,250,000 shares of its common stock, $.01 par value, for all outstanding shares of its Series C Convertible Preferred Stock. Because this common stock represents less than 19.9% of the common stock outstanding after the completion of the equity investments described below, no common stock equivalents were or will be issued.

     Please refer to Metrocall's Annual Report on Form 10-K filed March 10, 2000, at pages 23-24, for additional description of the terms of this transaction.

            COMMON STOCK INVESTMENTS

            On March 17, 2000, Metrocall completed the previously-reported common stock investments by PSINet Inc., Aether Systems, Inc. and affiliates of Hicks, Muse, Tate & Furst Incorporated (HMT&F). Each of the three companies acquired approximately 7.8 million common shares for $2.19 a share in cash. Metrocall received aggregate proceeds from these investments of approximately $51.0 million. Metrocall also granted HMT&F options (1) to purchase 8,333,333 shares of common stock, at an exercise price of $3.00 per share through March 17, 2001; and (2) 12,500,000 shares of common stock at an exercise price of $4.00 per share plus, if HMT&F has not previously exercised the foregoing option, 8,333,333 shares of common stock at an exercise price per share of $3.00, in connection with certain transactions, for a period ending March 17, 2002, unless extended in accordance with the terms of the options.

            Please refer to Metrocall's Annual Report on Form 10-K filed March 10, 2000, at pages 24-25 for additional description of the terms of these transactions.

            Metrocall had 80,350,900 shares of common stock outstanding upon completion of the Series C Convertible Preferred stock exchange and common stock investment transactions.

            INCISCENT

            On March 17, 2000, Metrocall, PSINet, Inc., Aether Systems, affiliates of Hicks, Muse, Tate & Furst Incorporated, and other investors completed the acquisition of shares of Series A Preferred Stock of Inciscent, Inc, for total consideration of $30 million. Inciscent, Inc. is a full service business-to-business wired-to-wireless application service provider (ASP) that will offer a suite of technology services to small office/home office (SOHO) and small to medium-sized businesses. These services will include broadband Internet access, domain hosting, e-mail services, auction notification and confirmation, data solutions and wireless e-mail.

            Please refer to Metrocall's Annual Report on Form 10-K filed March 10, 2000, at pages 25-26, for additional description of the terms of this transaction.

            SENIOR CREDIT FACILITY

            On March 17, 2000, Metrocall, certain lenders and Toronto Dominion (Texas), Inc. as administrative agent (as amended, the "Credit Facility") entered into a Fifth Amended and Restated Credit Facility (the "Credit Facility"). Under the Credit Facility, subject to certain conditions, Metrocall may borrow up to $200 million under two loan facilities. Facility A is a $150 million reducing revolving credit facility, and Facility B is a $50 million term loan facility. The Credit Facility is secured by substantially all of the assets of Metrocall. Required quarterly repayments begin on March 31, 2002 and continue through June 1, 2005 for both the Facility A and Facility B commitments. The final maturity of the loan facilities is June 1, 2005.

            The Credit Facility contains various covenants that, among other restrictions, require Metrocall to maintain certain financial ratios, including total debt to annualized operating cash flow (not to exceed 6.0 to



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1.0 through December 31, 2000 and declining thereafter), senior debt to annualized operating cash flow (not to exceed 1.75 to 1.0 through December 31, 2000 and declining to 1.50 to 1.0 thereafter), annualized operating cash flow to pro forma debt service, total sources of cash to total uses of cash and operating cash flow to interest expense (in each case, as such terms are defined in the Credit Facility). The covenants also limit additional indebtedness and future mergers and acquisitions without the approval of the lenders and restrict the payment of cash dividends and other stockholder distributions by Metrocall during the term of the Credit Facility. The Credit Facility also prohibits certain changes in ownership control of Metrocall during the term of the Credit Facility.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          METROCALL, INC.

                                          By:   /s/ Vincent D. Kelly
                                               ----------------------
                                                    Vincent D. Kelly
                                          Chief Financial Officer and Treasurer

Date:  March 27, 2000




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